Contacts:	Betty Wiggins	Jim Fanucchi
	Optika Inc.	Summit IR Group
	(719) 260-4388	(408) 404-5400

Optika Inc. Announces Preliminary Q4 2003 Financial Results

COLORADO SPRINGS, Colo. — Jan. 12, 2004 — Optika® Inc. (NASDAQ: OPTK), a leading Enterprise Content Management provider of imaging, workflow, collaboration and records management software, today updated its financial guidance for its fourth quarter of fiscal 2003, ended Dec. 31, 2003. The company now expects revenue for the fourth quarter to be approximately $5.5 million to $5.6 million, and basic net income to be between $0.02 and $0.03 per share. On Oct. 15, 2003 the company guided that fourth quarter revenue would be in the range of $5.4 million to $5.8 million and basic net income would be between $0.02 and $0.06 per share.

In addition, cash generated for the fourth quarter is expected to be approximately $1.0 million to $1.2 million. The updated range is higher than the company’s original cash generation guidance of approximately $400,000 for the fourth quarter.

Optika Signs Definitive Merger Agreement with Stellent

In a separate news release issued today, Optika and Stellent, Inc. (NASDAQ:STEL), announced that they have entered into a definitive merger agreement whereby Stellent will acquire all of the outstanding shares of Optika. A copy of the release can be accessed via Optika’s Web site at www.optika.com.

Optika and Stellent will host a conference call at 10:00 a.m. Eastern Time today to discuss the merger agreement. Callers in the United States can dial 1-877-290-5723, and international callers can dial 1-706-643-7707 (conference ID is “Stellent, Inc.”). Participants are encouraged to dial in at least five minutes before the start time. Time will be allotted for questions and answers. Investors unable to participate in the call may access a replay of the entire transcript through Monday, Jan. 19, 2004. This will be available for U.S. callers at 1-800-642-1687 (ID #4885971) and international callers at 1-706-645-9291 (ID #4885971). The live webcast will be available by going to www.stellent.com.

Jan. 21 Conference Call

Optika will issue a news release announcing its fourth quarter and fiscal year 2003 financial results after the market close on Tuesday, Jan. 20. A conference call to discuss these financial results will be held on Wednesday, Jan. 21 at 9:00 a.m. Eastern Time. To access the conference call, please dial (773) 756-4602 by 8:50 a.m. Eastern Time on Jan. 21. You will need to reference the passcode “Optika.” A replay of the conference call will be available until Feb. 4. To access the recording, please dial (402) 220-9735. A live webcast of the conference call will also be available via the company’s Web site at www.optika.com.

About Optika

Headquartered in Colorado Springs, Colo., Optika Inc (NASDAQ:OPTK) is a leading provider of imaging, workflow, collaboration and records management software. Optika’s Acorde™ family of Enterprise Content Management (ECM) solutions allows companies to streamline their business processes, eliminate paper and increase operational efficiencies. The company’s more than 2000 customers worldwide include The Home Depot, Merrill Lynch, Georgia-Pacific, Bayer Corporation, Turner Broadcasting Systems, Airborne Express, and SBC Communications. For more information about Optika and the Acorde product family, contact the company at 719.548.9800 or visit www.optika.com.

Except for historical information contained herein, the matters discussed in this news release may contain “forward-looking statements” that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, adoption of the Acorde product family by Optika’s customers, general business conditions in the software industry, Optika’s relationships with its partners, availability of competing products, and other risks detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission, including Optika’s annual report on Form 10-K.

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